EXHIBIT 12
                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                                  THREE                                 TWELVE
                                                                               MONTHS ENDED                          MONTHS ENDED
                                                                              MARCH 31, 1995                        MARCH 31, 1995
                                                                            ------------------                    ------------------
Fixed Charges as Defined:

  (1)   Interest on Long-Term Debt.......................                   $           65,216                    $          264,065
  (2)   Other Interest...................................                                8,999                                27,663
  (3)   Preferred Dividends Factor
           of Subsidiary.................................                               12,938                                52,814
  (4)   Interest Component of Rentals
           Charged to Operating Expense..................                                  936                                 3,813
                                                                            ------------------                    ------------------
  (5)   Total Fixed Charges..............................                   $           88,089                    $          348,355
                                                                            ==================                    ==================
Earnings as Defined:

  (6)   Income from Continuing Operations
           Before Cumulative Effect of
           Change in Accounting..........................                   $           23,849                    $          406,236
  (7)   Income Taxes for Continuing
           Operations Before Cumulative
           Effect of Change in Accounting................                               10,427                               218,199
  (8)   Fixed Charges (line 5)...........................                               88,089                               348,355
                                                                            ------------------                    ------------------
  (9)   Income from Continuing Operations
           Before Cumulative Effect of
           Change in Accounting,Income Taxes
           and Fixed Charges.............................                   $          122,365                    $          972,790
                                                                            ==================                    ==================
Preferred Dividends Factor of
        Subsidiary:

 (10)   Preferred Stock Dividends of
           Subsidiary....................................                   $            8,985                    $           34,295

 (11)   Ratio of Pre-Tax Income from
           Continuing Operations to Income
           from Continuing Operations
           (line 6 plus line 7 divided
            by line 6)...................................                                 1.44                                  1.54
                                                                            ------------------                    ------------------
 (12)   Preferred Dividends Factor of
           Subsidiary (line 10 times
           line 11)......................................                   $           12,938                    $           52,814
                                                                            ==================                    ==================
Ratio of Earnings to Fixed Charges
   (line 9 divided by line 5)............................                                 1.39                                  2.79

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